Exhibit 10.46

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective on January 1, 2005 by and between Premcor Inc. (the “Company”) and Jefferson F. Allen (the “Executive”).

1. Term of Employment. Subject to the provisions of Section 8, Executive shall be employed by the Company for a period commencing on January 1, 2005 (“Start Date”) and ending on December 31, 2006 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement. However, commencing on January 1, 2007 and on each January 1 thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto not less than 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended. Notwithstanding any other provision in this Agreement, the Employment Term and this Agreement shall terminate without action of either party on Executive’s sixty fifth (65th) birthday.

2. Position.

a. During the Employment Term, Executive shall serve as Chief Executive Officer of the Company and Director of the Company. In such position, Executive shall have such duties and authority that are customary for chief executive officers of corporations of the size, type and nature of the Company and as shall be determined from time to time by the Board of Directors of the Company (the “Board”). Board membership is subject to election by the shareholders provided, that during the Employment Term Executive shall be proposed for such re-election whenever his then current term as a member of the Board is set to expire.

b. During the Employment Term, Executive shall devote his full business time and best efforts to the performance of Executive’s duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive (i) from continuing to serve on any board of directors or trustees of any business corporation or any charitable organization and (ii) subject to the prior written approval of the Board, which approval shall not be unreasonably withheld, from accepting appointment to any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not materially conflict or interfere with the performance of Executive’s duties.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $600,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual rate of base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Annual Bonus. With respect to each fiscal year of the Company ending during the Employment Term, Executive shall earn an annual bonus award (an “Annual Bonus”) in such amount as shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) based on the achievement by the Company of performance goals established by the Compensation Committee for each such fiscal year. Such performance goals shall be no less favorable to the Executive than the performance goals used to determine the amount of bonus payable to any other executive of the Company whose bonus is based in whole or in part on corporate performance. The Compensation Committee shall establish objective criteria to be used to determine the extent to which performance goals have been satisfied. For Calendar year 2005 and 2006, Executive shall earn an Annual Bonus if net earnings per share to common shareholders of the Company, calculated on a fully diluted basis and according to GAAP, which shall include expense for equity arrangements such as options, SARs or restricted shares, but shall exclude bonus expense, as determined by the Company’s outside auditors, excluding the after-tax impact of any extraordinary or special items that the Board determines in good faith are not appropriately includable in the Annual Bonus calculation because such items do not accurately reflect the operating performance of the Company, such as inventory write ups and write downs, LIFO adjustments, asset purchase or sale-related gains or losses and acquisition-related write downs (“Adjusted EPS”), is at least equal to $2.40. Upon achievement of an Adjusted EPS of $2.40, the Annual Bonus shall equal one hundred percent (100%) of his Base Salary (the “Base Bonus”). For each $0.01 increase in the applicable fiscal year’s Adjusted EPS above $2.40, the Annual Bonus shall be increased by an amount equal to two percent of Executive’s Base Salary, provided that in no event shall the Annual Bonus be greater than six times Executive’s Base Salary. The Annual Bonus shall be paid to Executive no later than fifteen business days after the outside auditors approve the Company’s year-end earnings release.

5. Equity Arrangements.

(a) Initial Equity Rights On the effective date of this Agreement, the Company shall grant to Executive stock appreciation rights or by mutual agreement of the Company and the Executive, stock options (as defined in the Company’s 2002 Equity Incentive Plan, as amended (the “Plan”) for 500,000 shares of Company common stock at an exercise price equal to Fair Market Value (as defined in the Plan) on the date of grant (the “Initial Award”). Subject to Executive’s continued employment with the Company, such Initial Award will vest in equal installments on each of the first two anniversaries of the date of grant, and will become fully vested upon the earlier of (i) the occurrence of a Change in Control (as defined in the Plan and the award certificate), (ii) a termination by the Company without Cause, as defined below, or (iii) a resignation by the Executive with Good Reason, as defined below. Other terms and conditions of the Initial Award shall be as set forth herein and in the Plan.

(b) Annual Equity Rights Prior to January 15, 2006 Executive shall receive a grant of stock appreciation rights or by mutual agreement of the Company and the Executive, stock options for 100,000 shares of Company common stock at an exercise price per share equal to Fair Market Value (as defined in the Plan) on the date of grant (the “Annual Award”). Subject to Executive’s continued employment with the Company, such Annual Award will vest in equal installments on each of the first three anniversaries of the date of grant, and will become fully vested upon the occurrence of a Change in Control of the Company as defined in the Plan and the award certificate. Other terms and conditions of the Annual Award shall be as set forth herein, in the Plan and the award certificate. If the Company should, prior to any Annual Award grant, be involved in any merger, reorganization, stock split or spinoff or other similar event, the number of shares subject to the Annual Award yet to be granted, as provided above, shall be adjusted on a pro rata basis.

6. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (which term does not include bonus or incentive compensation plans), other than any non-qualified pension plan or any severance pay plan, as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company. Executive shall also be a participant in the Premcor Senior Executive Retirement Plan as approved by the Board of Directors of the Company on April 2, 2002, as amended.

7. Business Expenses. All reasonable business expenses incurred by Executive in the performance of Executive’s duties during the Employment Term shall be reimbursed by the Company following presentation by Executive of proof of such expenses, as and when reasonably required by the Company. During the Employment Agreement, Executive shall be provided with an aircraft under the Company’s standard arrangement with NetJets, as needed for business purposes, at Company expense.

8. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason, Notwithstanding any other provision of this Agreement (other than Section 13(h)), the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination, from the Board (and any committees thereof) and the board of directors of any of the Company’s affiliates.

a. Termination By the Company For Cause or Resignation by Executive Without Good Reason.

(i) If Executive’s employment is terminated by the Company for Cause (as defined below), or if Executive resigns without Good Reason (as defined in Section 8(c)(ii)), Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year (including, if applicable, 2002);

(C) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company; and

(D) any vested benefits as provided pursuant to the Premcor Senior Executive Retirement Plan, accrued in respect to any prior fiscal year.

(ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s continued failure substantially to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 20 days following written notice by the Company to Executive of such failure, (B) Executive’s conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (C) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, other than an act or omission that was committed or omitted by Executive in the good faith belief that it was in the best interest of the Company or (D) Executive’s breach of the provisions of Sections 9 or 10 of this Agreement.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company;

(D) a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated; and

(E) any vested benefits as provided in the Premcor Senior Executive Retirement Plan, accrued to the date of termination of employment.

c. By the Company Without Cause or Resignation by Executive for Good Reason.

(i) Except in the event of a Change of Control (as defined below) in which Executive’s benefits are as provided in Section 8(g)(ii), if Executive’s employment is terminated by the Company without Cause (as defined in Section 8(a)(ii)) or if Executive resigns for Good Reason (as defined below). Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company;

(D) a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated;

(E) subject to Executive’s continued compliance with the provisions of Section 9, Executive shall receive a lump sum payment, within 60 days of the date of termination of Executive’s employment, equal to Two Million Dollars ($2,000,000); and

(F) the benefits as provided in the Premcor Senior Executive Retirement Plan, whether or not previously vested.

(ii) For purposes of this Agreement, “Good Reason” shall mean, without Executive’s consent, (A) the failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus, when due hereunder, (B) any substantial and sustained diminution in Executive’s title, authority or responsibilities from those described in Section 2 hereof or (C) relocation of Executive’s principal place of business by more than 30 miles; provided that the events described in clauses (A), (B) and (C) of this Section 8(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within 20 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

d. Expiration of Employment Term.

(i) Company’s Election Not to Extend the Employment Term. In the event the Company provides Executive notice of non-extension of the Employment Term pursuant to Section 1, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company;

(D) subject to Executive’s continued compliance with the provisions of Section 9, Executive shall receive a lump sum payment, within 60 days of the date of termination of Executive’s employment, equal to Two Million Dollars ($2,000,000); and

(E) the benefits as provided in the Premcor Senior Executive Retirement Plan, whether or not previously vested.

(ii) Executive’s Election Not to Extend the Employment Term. In the event Executive provides the Company notice of non-extension of the Employment Term pursuant to Section 1, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year; and

(C) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company.

(iii) Expiration of Employment Term on Executives Sixty Fifth Birthday. In the event of termination because of expiration of the Employment Term on the Executive’s sixty fifth birthday pursuant to Section 1, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company;

(D) a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated; and

(E) any vested benefits as provided in the Premcor Senior Executive Retirement Plan, accrued to the date of termination of employment.

e. Regardless of the reason for Executive’s termination, except as set forth in this Agreement, in the Plan, and any applicable equity compensation agreement, Executive shall have no further rights to any compensation or any other benefits.

f. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(g) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

g. Change of Control.

(i) Definitions. For purposes of this Agreement, the following definitions shall apply:

“Change of Control” shall mean (A) the consummation of (x) any consolidation, reorganization, merger or similar transaction involving Company, other than a consolidation, reorganization, merger or similar transaction in which the shareholders immediately prior to such transaction own more than 50% of the combined voting power of the voting securities of the surviving corporation, (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (z) the liquidation or dissolution of the Company; (B) when any person (as defined in Sections 13(d) and 14(d)(2) of the Exchange Act), other than an employee benefit plan or trust maintained by the Company or any of its subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 25% of the voting power of the Company outstanding at the time (in one or more related or unrelated transactions), but only if at such time such interest is greater than The Blackstone Group’s beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the voting power of the Company; or (C) when, during any period of 24 months or less, the individuals who constituted the Board of Directors of the Company at the beginning of such period shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s shareholders, as the case may be, of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; and

“Target Level Annual Bonus” shall mean that level established by the Board in its meeting of April 2,2002, as it may be modified from time to time.

(ii) upon a Change of Control, in which Executive is terminated, Executive shall simultaneously receive, in lieu of any other payment under this Section 8, a payment as follows:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company;

(D) a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated; and

(E) subject to Executive’s continued compliance with the provisions of Section 9, Executive shall receive a lump sum payment, within 60 days of the date of termination of Executive’s employment, equal to Two Million Dollars ($2,000,000);

(F) any vested benefits as provided in the Premcor Senior Executive Retirement Plan, accrued to the date of termination of employment.

(G) a Change of Control payment to be calculated as follows:

(1) In the event a Change of Control occurs in the First Quarter of any year, the Executive shall receive one-half of the prior year’s Annual Bonus, but no less than one-half of the Executive’s Target Level Annual Bonus;

(2) In the event a Change of Control occurs in the Second Quarter of any year, the Executive shall receive a payment calculated upon the higher of three-quarters of the Annual Bonus based upon the First Quarter earnings per share annualized or three-quarters of the prior year’s Annual Bonus, but no less than three-quarters of the Executive’s Target Level Annual Bonus;

(3) In the event a Change of Control occurs in the Third Quarter of any year the Executive shall receive a payment calculated on one hundred percent of the Annual Bonus based upon earnings per share for the First and Second Quarters annualized, but no less than the Executive’s Target Level Annual Bonus;

(4) In the event a Change of Control occurs in the Fourth Quarter of any year the Executive shall receive a payment calculated on one hundred and twenty five percent of Annual Bonus based upon the earnings per share for the First, Second and Third Quarters annualized, but no less than one hundred and twenty five percent of the Executive’s Target Level Annual Bonus;

(5) A payment under this provision shall not change any payments otherwise due to Executive under any other provisions of the Employment Agreement.

(iii) The payment under this Section 8g(ii)(D),(E) and (G) shall not be less than Five Million Dollars ($5,000,000).

9. Confidentiality. Executive agrees to hold all Company information confidential (“Confidential Information”) and shall not at any time disclose, retain, or use such Confidential Information for Executive’s own benefit or the benefit of any other person, without the written authorization of the Board; provided that the foregoing shall not apply to the extent that information is required to be disclosed by law. Executive agrees that upon termination of Executive’s employment with the Company for any reason, he shall return to the Company immediately all Confidential Information and all copies thereof or therefrom, in any way relating to the business of the Company.

10. Non-Solicitation.

a. While Executive is employed by the Company and for one year following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive shall not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly

(i) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates;

(ii) hire any such person who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company, unless such person has terminated his or her employment with the Company; or

(iii) solicit or encourage to cease to work with the Company or its affiliates any consultant then under an exclusive contract with the Company or its affiliates.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that any restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

11. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 9 or 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12. Gross-Up Payment. If it shall be determined that any amount, right or benefit paid, distributed or treated as paid or distributed by the Company or any of its affiliates to or for Executive’s benefit (other than any amounts payable pursuant to this Section 12) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount equal to the amount necessary such that after payment by Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The procedures and conditions for reimbursement, in the event Executive is entitled to a Gross-Up Payment, are attached hereto as Exhibit A and incorporated herein by reference.

13. Miscellaneous.

a. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. Any suit, action or proceeding related to this Agreement, or any judgment entered by any court related to this Agreement, may be brought only in any court of competent jurisdiction in the State of New York, and the parties hereby submit to the exclusive jurisdiction of such courts. The parties (and any affiliates of the Company or beneficiary or permitted transferee of Executive) irrevocably waive any objections which they may now or hereafter have to the laying of venue of any suit, action or proceeding brought in any court of competent jurisdiction in the State of New York, and hereby irrevocably waive any claim that any such action, suit or proceeding has been brought in an inconvenient forum.

b. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the matters herein (including, without limitation, Executive’s compensation, benefits and severance). There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company, with Executive’s consent, such consent not to be unreasonably withheld, to a person or entity that is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees of the Executive.

g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or five days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Premcor Inc.

1700 East Putnam Avenue

Suite 500

Old Greenwich, Connecticut 06870

Attention: Chairman

If to Executive:

[Executive’s address]

h. Release. As a condition of receipt of the benefits described in Section 8, Executive will be required to enter into a full and complete release of the Company from any and all claims which Executive may then have for whatever reason or cause in connection with Executive’s employment and the termination thereof (including, without limitation, any rights under an employment agreement which may then be in effect), other than those obligations specifically set out in this Agreement, the Plan, indemnification provisions in the Company’s by-laws and obligations of the Company to the extent that the documents providing for such obligations specifically provide that the obligations are in addition to obligations under this Agreement.

i. Disputes. Any dispute with regard to the enforcement of this Agreement or any matter relating to the employment of Executive by the Company including but not limited to disputes relating to claims of employment discrimination, alleged torts or any violation of law other than the seeking of equitable relief in accordance with applicable law under Section 11 hereof, shall be exclusively resolved by a single experienced arbitrator licensed to practice law in New York, selected in accordance with the American Arbitration Association rules and procedures, at an arbitration to be conducted in New York City pursuant to the National Rules for the Resolution of Employment Disputes rules of the American Arbitration Association (“AAA”) with the arbitrator applying the substantive law of the State of New York as provided for under Section 13(a) hereof. The AAA shall provide the parties hereto with lists for the selection of arbitrators composed entirely of arbitrators who are members of the National Academy of Arbitrators and who have prior experience in the arbitration of disputes between employers and senior executives. The determination of the arbitrator shall be final and binding on the parties hereto and judgment therein may be entered in any court of competent jurisdiction in accordance with Section 13(a). Each party shall pay its own attorneys fees and disbursements and other costs of the arbitration.

j. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

k. Cooperation. Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during Executive’s employment hereunder. The Company shall provide Executive with a reasonable stipend and shall reimburse Executive for reasonable expenses incurred as a result of Executive’s cooperation with the Company. This provision shall survive any termination of this Agreement.

1. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

m. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year below.

PREMCOR INC.

/s/ Thomas D. O’Malley		/s/ Jefferson F. Allen
By:	THOMAS D. O’MALLEY	JEFFERSON F. ALLEN
Title:	Chairman and Chief Executive Officer

Date:	10/28/04	Date:	10/27/04

EXHIBIT A

(A) All determinations required to be made under Section 12 of the Employment Agreement (the “Agreement”), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors (the “Auditor”). The Auditor shall provide detailed supporting calculations to both the Company and Executive within 15 business days of the receipt of notice from Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Auditor shall be paid by the Company. Any Gross-Up Payment shall be paid by the Company to Executive (or to the Internal Revenue Service or other applicable taxing authority on Executive’s behalf) within 5 days of the receipt of the Auditor’s determination. All determinations made by the Auditor shall be binding upon the Company and Executive; provided that following any payment of a Gross-Up Payment to Executive (or to the Internal Revenue Service or other applicable taxing authority on Executive’s behalf), the Company may require Executive to sue for a refund of all or any portion of the Excise Taxes paid on Executive’s behalf, in which event the provisions of Section (B) below shall apply. As a result of uncertainty regarding the application of Section 4999 of the Code hereunder, it is possible that the Internal Revenue Service may assert that Excise Taxes are due that were not included in the Auditor’s calculation of the Gross-Up Payments (an “Underpayment”). In the event that the Company exhausts its remedies pursuant to this Section and Executive thereafter is required to make a payment of any Excise Tax, the Auditor shall determine the amount of the Underpayment that has occurred and any additional Gross-Up Payments that are due as a result thereof shall be promptly paid by the Company to Executive (or to the Internal Revenue Service or other applicable taxing authority on Executive’s behalf).

(B) Executive shall notify the Company in writing of any claim that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive receives written notification of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which it gives such notice to the Company) (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall: (i) give the Company all information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and ceasing all efforts to contest such claim; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all reasonable costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine and direct; provided, however that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(C) If, after the Executive’s receipt of an amount advanced by the Company pursuant to Section 12 of the Agreement, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive’s receipt of an amount advanced by the Company pursuant to Section 12 of the Agreement, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after the Company’s receipt of notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.